AGREEMENT PROTECTING
COMPANY INTERESTS

Employee’s Last Name:	First Name:	Middle Initial:
Carr	Greg	M.

In order for APAC Customer Services, Inc. (hereinafter referred to as the “Company”) to maintain a competitive edge, the Company must protect its confidential information and customer relationships.

Therefore, as a condition of employment with the Company and in exchange for the Company’s provision to me of Confidential Information (as defined below), I agree as follows:

1. DEFINITIONS

“Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the Company’s marketing, sales, finances, operations, business processes and methodologies, techniques, devices, software programs, projections, strategies and plans, personnel information, and client information, including client needs, contacts, particular projects, particularized needs and preferences and contract cycles.

2. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

I will not disclose or use any Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, until such time as the information becomes known to the public through no fault of mine.

3. COMPANY PROPERTY

All documents and other tangible property in whatever form relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). All business processes, methodologies and techniques created during my employment (even if I authored or created them) are similarly the property of the Company. I agree to return all such documents and tangible property in whatever form to the Company upon termination of employment or at such earlier time as the Company may request.

4. NON-SOLICITATION OF CLIENTS

During my employment with the Company and for one year after termination of employment with the Company for any reason, I shall not provide outsourced business services, including inbound, outbound and interactive telephone and web based services, business process outsourcing services, or any other services that the Company provided to clients, to any client of the Company which I had direct contact, direct supervisory responsibility or access to confidential information, nor will I solicit, induce, or attempt to induce any such client to: (a) stop doing business with or through the Company, or (b) do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to those provided by the Company.

5.	NON-SOLICITATION OF SALES PROPOSAL RECIPIENTS

I agree that the preparation of every sales proposal (i.e., a proposal under which the Company proposes to perform specified services in exchange for compensation) (hereafter, a “Sales Proposal”) involves the inevitable usage and application of the Company’s Confidential Information. I further agree that if, following my termination of employment with the Company, I was to solicit the purchase of, or perform, services which fall within the scope of any Sales Proposal that I helped to prepare or present on behalf of the Company, I would inevitably disclose the Company’s Confidential Information. Accordingly, in order to prevent such disclosure of the Company’s Confidential Information, for a period of twelve months after the conclusion of my employment for any reason, I agree that I will neither solicit the purchase of, nor perform, services which fall within the scope of any Sales Proposal that I helped to prepare or present on behalf of the Company.

6. NON-SOLICITATION OF EMPLOYEES

For one year following termination of my employment with the Company for any reason, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company to terminate his/her employment with the Company, nor will I hire or assist in the hiring of any such employee by any firm or entity of which I am an employee, owner, partner or consultant.

7. NON-COMPETITION COVENANT

During my employment with the Company and for the greater of one year after termination of my employment with the Company for any reason or any period over which the Company pays me, I shall not consult with or be employed by any business offering outsourced business services, including, without limitation, inbound, outbound and interactive telephone and web based services, business process outsourcing services, customer relationship management services, business processing services, or any other services offered by the Company, in any geographic area or market in which the Company does business, because to do so would inevitably involve the use or disclosure by me of Company trade secrets and other Confidential Information.

8. TOLLING

In the event that I violate any provision of this Agreement, the obligations contained in such provision will run from the date on which I ceased to be in violation of such provision.

9. REFORMATION/SEVERABILITY

If a court determines that any provision of this Agreement contains an unenforceable restriction, the court is requested and authorized to revise such provision to include the maximum restriction allowed under applicable law. If any provision in this Agreement is determined to be unenforceable and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, and such other provisions shall remain in full force and effect.

10. GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois without regard to its conflict of law principals. I agree to submit to the personal jurisdiction of any state court in Lake County, Illinois or federal court in Illinois, and consent to service of process in connection with any action arising out of this Agreement.

11. ASSIGNMENT

The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the Company.

12. NO EFFECT ON TERM OF EMPLOYMENT

Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

13. NOTIFICATION TO OTHER PARTIES

So long as the non-competition and non-solicitation provisions of this Agreement remain in effect, I agree to provide a copy of this Agreement, and consent to the Company’s providing a copy of this Agreement, to any subsequent employer or potential employer of me, or other interested party.

14. WAIVER OF JURY

To the fullest extent permitted by law, each party waives all rights to a trial by jury of any claim or cause of action related to or arising out of this Agreement.

15. REMEDIES

I agree that irreparable harm would result from my breach or threat to breach this Agreement, and monetary damages would not provide adequate relief. I agree that the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining me from committing or continuing any breach without the Company’s posting a bond. I further agree that I will liable for the amount of reasonable attorney’s fees incurred by the Company in the proceeding if the Company prevails in a proceeding to protect its rights under this Agreement.

16. ENTIRE AGREEMENT

I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

Employee:
/s/Greg M. Carr

05/31/2011

Date
APAC Customer Services, Inc. /s/Michael V. Hoehne

By:Michael V. Hoehne 05/31/2011

Date: